Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
POWELL INDUSTRIES TO ACQUIRE POWERCOMM BUSINESS
HOUSTON — OCTOBER 21, 2009 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced that it has entered into a binding agreement to acquire the business and substantially all of the assets of PowerComm Inc., a leading provider of electrical and instrumentation construction and maintenance services primarily serving the oil and gas industry, as well as a manufacturer of switchgear and related products, in western Canada. The transaction is subject to approval by the shareholders of PowerComm Inc. PowerComm is headquartered in Alberta, Canada and listed on the Toronto Stock Exchange. The purchase price includes an initial payment of $24.2 million ($25.5 million CAD) in cash and a potential subsequent payment of up to $7.6 million ($8.0 million CAD) in cash based on actual EBITDA (earnings before interest, taxes, depreciation and amortization) for the twelve months ending March 31, 2010. Powell will also assume certain liabilities of PowerComm including bank debt, accounts payable and obligations under capital leases. The purchase price for the transaction will be paid from Powell’s existing cash.
     Patrick L. McDonald, Chief Executive Officer, stated, “This is an excellent acquisition for Powell, giving us an electrical service and manufacturing presence in western Canada. It will also strengthen our strategic position in the electrical power products business by expanding the scope and geographic reach of our existing operations, both in service and as a supplier of engineered products and solutions. The future of oil and gas development is one of world-wide involvement, and we intend to take Powell’s engineered products and systems to markets where we can continue to deliver high-value.
     “We expect there will be ongoing oil and gas activity in Canada for the foreseeable future, and this acquisition will allow us to participate, along with existing customers with whom we have strong and long-term relationships, as they develop projects in the region. Additionally, we are enthusiastic about the prospect of building new client relationships and leveraging the strength already demonstrated by the PowerComm organization.”
     Incremental revenues from this acquisition are expected to range between $62 and $71 million during the first 12 months of ownership. Before transaction costs, the Company expects the earnings results to be anti-dilutive during the integration process, which is expected to last approximately twelve months. Once the integration period is complete, Powell projects an annualized benefit from the acquisition to EBITDA of approximately $4.8 to $6.7 million. EBITDA is a non-GAAP financial measure, and a reconciliation of expected EBITDA from this transaction to the most directly comparable GAAP measure, income before interest, income taxes and minority interest can be found at the end of this press release.
     PowerComm’s principal business is electrical and instrumentation maintenance, which provides maintenance services, monitoring and testing of electrical and instrumentation infrastructure for industrial facilities, mainly for the oil and gas market, in western Canada. Primary services include plant turnaround services and preventative maintenance programs; start up and commissioning services; wellhead optimization; and drilling rig and pipeline services. PowerComm currently operates out of facilities in 14 locations in Alberta, Canada; employs approximately 350 people throughout western Canada; and has its electrical and instrumentation technicians in the field continuously. They are also engaged in a joint venture operation in Atyrau, Kazakhstan.
     PowerComm has a manufacturing operation that produces custom-built equipment for use in industrial and commercial facilities, including medium voltage switchgear and motor control centers and other related electrical power equipment. PowerComm also manufactures industrial heat trace control systems to monitor and regulate the temperature of fluids and gases in critical processes.
     The transaction, which is subject to customary closing conditions, regulatory approvals and approval from PowerComm shareholders, is expected to close in December 2009. Powell’s management will discuss this acquisition in detail on its fiscal 2009 fourth quarter and year-end earnings conference call, which will be held in early December 2009. The transaction advisor to Powell on this acquisition was HayesNovus.
     Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.
Non-GAAP Financial Measures
     The following table represents a reconciliation of the expected incremental EBITDA to Powell for a twelve month period, to income before interest, income taxes and minority interest, anticipated to be derived after the integration by the Company of PowerComm’s business.

	Projected Annualized
	EBITDA
	Low	High
(In millions USD)	Case	Case
Income before interest, income taxes and minority interest	$2.1	$4.0
Depreciation and amortization	2.7	2.7
Expected EBITDA	$4.8	$6.7
EBITDA represents net income before income taxes, interest expense, depreciation, and amortization. Other companies may define EBITDA differently. EBITDA should not be considered an alternative to income from operations, net income or cash flows.
Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. Also, the matters discussed above are subject to successful satisfaction by the parties of closing conditions, including the approving vote of the PowerComm shareholders, successful closing of the transaction and successful integration of the acquired business and assets. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
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